Exhibit 10.1

AMENDMENT NO. 8
TO TRADEMARK LICENSE AGREEMENT
(U.S. Dockers®)

This Amendment No. 8 dated November 13, 2018, amends that certain Trademark License Agreement dated August 9, 2000 (the “Agreement”), as amended, by and between LEVI STRAUSS & CO., a Delaware corporation (“LS&CO.”), and GENESCO INC. (“Licensee”), a Tennessee corporation located at 1415 Murfreesboro Road, Nashville, Tennessee 37217.

Pursuant to Section 24.4, Entire Agreement; Modifications, the Parties amend the Agreement as set forth below:

LS&CO. AND LICENSEE AGREE AS FOLLOWS:

1.	Section 2.1, Term, shall be amended to reflect that the Agreement is extended for one additional Annual Period commencing on December 1, 2018 and ending on November 30, 2019 (the “Extension Period”).

2.	Section 2.2, Renewal Term, shall be restated that any further renewal after November 30, 2019 shall be LS&CO.’s sole discretion.

3.
Section 3.1, Guaranteed Minimum Royalty shall be amended to reflect that Licensee shall pay to LS&Co a non-recoupable guaranteed minimum royalty (the “Guaranteed Minimum Royalty”) in respect of the 2019 Annual Period as follows:

Guaranteed Minimum Royalty
Annual Period	UNITED STATES
1st (2019)	[ ]*

Licensee shall pay to LS&CO. the Guaranteed Minimum Royalty in equal installments on December 1, March 1, June 1 and September 1 of each Annual Period.

4.	Section 3.2, Earned Royalty, shall be amended to reflect an updated Earned Royalty Table for the 2019 Term as follows:

Earned Royalty
Annual Period	First Quality	Second Quality	Made For
1st (2019)	[ ]*	[ ]*	[ ]*

5.	Section 4.2, Consumer Advertising shall be deleted in its entirety and substituted with the following:

Section 4.2, Market Spend. During the Annual Period, Licensee shall spend an amount equal to [        ]* of the projected Net Sales (the “Market Spend”) as reflected by the Sales Plan, which must be approved by LS&Co. in advance of any Marketing Spend made in Annual Period. The Marketing spend may be applied towards: (i) in store environment, including but not limited to fixturing costs, (ii) other approved items, such as coop, merchandise coordinators, digital advertising, etc. Licensee will provide LS&Co. with documentation outlining marketing activities and the actual Marketing Spend with its Annual Report. If Licensee’s actual aggregate Marketing Spend is less than [            ]* of total Net Sales for the corresponding Annual Period, Licensee will pay LS&CO. an amount equal to the unspent Marketing Spend. All Marketing Spend must be pre-approved by LS&CO.

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Exhibit 10.1

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Except as set forth above, all other terms and conditions contained in the Agreement shall remain in full force and effect. This Amendment and the Agreement (a) are complete, (b) constitute the entire understanding between the Parties with respect to the subject matter hereof, and (c) supersede all prior agreements, whether oral or written.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 8 by their respective officers hereunto duly authorized as of the day and year first written above.

LEVI STRAUSS & CO.		GENESCO INC.

By	/s/ Tom Berry	By	/s/ Andrew P. Gilbert
Tom Berry		Andrew P. Gilbert
SVP, Business Development		President

25820089.1

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION